January 18, 2001

John C. Dean
Chief Executive Officer, Silicon Valley Bancshares

Dear John:

This letter agreement (the “Agreement”) sets out the terms and conditions of your resignation from employment with Silicon Valley Bank and Silicon Valley Bancshares (collectively, “SVB”) and your subsequent consulting arrangement with SVB:

1.       Voluntary Resignation.  You’ve informed us that you will voluntarily resign from your position as Chief Executive Officer of Silicon Valley Bancshares, effective April 30, 2001.

2.       Term and Cancellation.  In exchange and consideration for your executing the release attached as Exhibit A to this Agreement (the “Release”), SVB is offering you a consulting position.  Your consulting period will be for three (3) years, beginning on May 1, 2001 and ending on April 30, 2004 (the “Consulting Period”).  SVB may immediately terminate the Consulting Period if you are in default of this Agreement (as discussed below). Any decision by SVB to terminate this Agreement prior to April 30, 2004 will be made by Silicon Valley Bancshares’ Chief Executive Officer (the “CEO”), with the concurrence of the Board Executive Committee.

3.       Services.

a)       Standard Consulting Services. You will be reasonably available to the CEO or his designee to provide advisory and other services related to SVB. These services are in addition to your duties as a member of SVB’s Boards of Directors.   This Agreement will remain in full force and effect even if you no longer are a member of SVB’s Boards of Directors.

b)       Special Engagements.  During the Consulting Period, SVB may engage you for projects (other than the standard duties contemplated above).  Such an engagement will be on terms (including fees) as then agreed upon by SVB and you.

4.       Compensation.

a)       Consulting Compensation.  You will be paid $250,000.00 annuallyfor your consulting services.  You will be paid at the end of each month for the services performed in the preceding month.

b)       Director Compensation. During the Consulting Period and for so long as you remain a director of SVB’s Boards of Directors, you will be eligible to receive any Retention Program compensation paid to SVB’s outside directors.  You will also be eligible to receive Board chair and Board Committee chair fees, if applicable.  Except as noted above, during the Consulting Period, you will not receive any additional compensation for sitting on SVB’s Boards of Directors that otherwise is payable to other outside directors.  Following the Consulting Period, and if you remain a member of SVB’s Boards of Directors, you will be eligible to receive all compensation (including the Retention Program compensation)that is payable to SVB’s outside directors.

c)       Stock Options.  Pursuant to the Silicon Valley Bancshares Stock Option Plans (the “Plans”), your SVB options and/or stock grants will continue to vest during the Consulting Period.

d)       Incentive Compensation.  You are eligible to receive an incentive compensation award in January 2001, in accordance with the applicable terms of SVB’s Incentive Compensation Plan.  In January 2001, you also are eligible to receive a new Retention Program allocation under the 2001 Retention Program.  You will not be eligible for an incentive compensation award during the Consulting Period. Also, you will not be eligible to receive new Retention Program allocations under the 2002, 2003 and 2004 Retention Programs.

e)       Retention Program.  You will be entitled to “Continued Participation” under the Retention Programs (as defined in SVB’s 1998, 1999, 2000, and 2001 Retention Programs) during the Consulting Period, as well for the remainder of the Retention Programs’ terms, provided you:  (1) do not disclose Confidential Information (as defined in 8(a) below), (2) do “not compete” with SVB (as defined in Section 8(b) below), and (3) do not disparage SVB (as discussed in Section 8(c) below), in each case for three (3) years following your termination of employment with SVB.  Provided you do comply with the three (3) provisions above for the requisite three (3) year period, you will thereafter be entitled to Continued Participation without limitation.  If you do breach any of these provisions during this three (3) year period, you will forfeit any right to then future distributions under the 1998, 1999, 2000, and 2001 Retention Programs.

f)        Qualified Investors Fund.  SVB agrees to waive any vesting requirements for your interest in the 2000 Qualified Investors Fund.

g)       No Withholding.  Your consulting fee will be paid out of SVB’s Accounts Payable Department, and specifically, not out of payroll.  SVB will not withhold any payments for taxes, unemployment or social security taxes.  You will be responsible for reporting and paying all taxes associated with your consulting fees.

You understand and acknowledge that SVB shall issue an annual IRS Form 1099 for "Miscellaneous Income" to you for compensation paid to you pursuant to this Agreement.  You further understand, agree and acknowledge that SVB has made no representations to you regarding the tax consequences of any compensation paid pursuant to this Agreement.  You agree that you will be responsible for payment of any and all tax obligations which may be required by law to be paid with respect to the compensation paid pursuant to this Agreement.  You further agree to indemnify and hold SVB harmless from any claims, demands, deficiencies, levies, penalties, assessments, executions, judgments, or recoveries by any governmental entity against SVB for any amounts claimed due on account of this Agreement or pursuant to claims made under any federal, state or local tax laws, and any costs, expenses, or damages sustained by SVB by reason of any such claims, including any amounts paid by SVB as taxes, attorneys' fees, deficiencies, levies, assessments, fines, penalties, interest, or otherwise.

h)       SVB Related Funds.  For so long as you continue to serve as a member of SVB’s Boards of Directors, you will have the same eligibility as other directors to invest in SVB related funds.

5.       Retirement Benefits.  Following your resignation from employment with SVB, you will not be eligible to participate in SVB’s Money Purchase Plan, the 401(k) and Employee Stock Ownership Plan, or Employee Stock Purchase Program.

6.       Group Medical, Vision and Dental Benefits.   SVB will use best efforts  to cause the underwriters of SVB’s group health insurance plans (including group medical, disability, life insurance, vision and dental benefits) to continue your benefits under these benefit programs during the Consulting Period.  If SVB is unsuccessful after using best efforts to continue your benefits under these benefit programs, you may elect COBRA coverage.

7.       Change in Control Policy.  You will not be eligible to receive benefits under SVB’s Change In Control Severance Benefits Policy following your resignation from SVB.  You will, however, be entitled to immediate vesting of Retention Program interests in the event of a change in control (as that term is defined in SVB’s Change In Control Severance Benefits Policy).

8.       Events of Default (Confidential Information/Competition with SVB/Disparagement)

a)       Disclosure of Confidential Information.  SVB may immediately terminate the Consulting Period, if you disclose “Confidential Information” during the Consulting Period or at any time thereafter, except as required in the course of your duties during the Consulting Period. “Confidential Information” includes all technical and non-technical information related to the current, future and proposed services of SVB, including financial information and business forecasts and strategies.

b)       Competition with SVB.  SVB may immediately terminate the Consulting Period if, during your Consulting Period, you become employed by, or become a consultant for, any entity that is in “competition with” SVB, unless you obtain the prior written approval of the CEO (who shall obtain the concurrence of the Executive Committee of the Board).  The CEO will use best efforts to respond to your approval request within thirty (30) days.  (While not required, you are encouraged to seek SVB’s approval on any prospective employment or consulting arrangement so you do not inadvertently breach this section of the Agreement.)    An entity will be deemed “in competition with” SVB if:  (1) the entity is a significant provider of financial products or services, or other products and services offered by SVB, to early-stage technology companies, whether nationally or in one or more regions served by SVB’s offices (with SVB determining in its reasonable discretion whether in fact an entity is a significant provider of such products or services);  (2) the entity is otherwise a direct competitor of SVB in any of SVB’s then-substantial lines of business, or (3) the entity has recruited you to create or build a business line which will be in direct competition with a substantial line of business of SVB.

Upon notice from SVB that you are in competition with SVB (the “Notice”), you may, in the sole discretion of the CEO (in consultation with SVB’s Executive Committee of the Board):  (1) be provided with up to thirty (30) days to leave such competing entity (the “Cure Period”); or (2) up to six (6) months to leave such competing entity, if you had obtained SVB’s prior written approval for the subject employment or consulting arrangement and SVB has since become competitive with such employing entity or consulting firm due to a change in SVB’s substantial line of business (with the length of such periods to be determined in the reasonable discretion of SVB’s Executive Committee) (also, the “Cure Period”).  If you leave such competitor within the Cure Period, this Agreement will remain in full force and effect.  If you do not leave such competitor within the Cure Period, SVB thereafter may immediately terminate this Agreement as set forth above, with such decision to be made by SVB’s CEO with the concurrence of the Board Executive Committee.

c)       Disparagement.  SVB may immediately terminate the Consulting Period, if, during your Consulting Period, you mention to any other person in a business-related context any negative or disparaging comments or statements about SVB, or any of its officers, agents or employees, including disparaging or negative comments regarding business practices, and you shall not communicate to any other person any facts or opinions that might tend to reflect adversely upon SVB or to harm the reputation of SVB or its officers, agents or employees in conducting their respective personal, business or professional affairs.

9.       Expense Reimbursement. SVB will reimburse you for reasonable out-of-pocket expenses related to your SVB consulting services during the Consulting Period. Additionally, SVB will reimburse you for: a) reasonable business development expenses related to your consulting services and b) charitable contributions made by you on behalf of SVB.  The business development expenses and charitable contributions, in the aggregate, shall not exceed $50,000, annually, during the Consulting Period.

10.     Investments.   During the Consulting Period, you maybuy  (i) stock of any private tech/life sciences company, or (ii) a venture capital fund, if you first offered the investment opportunity to SVB (and SVB has invested all that it chooses).  You may buy publicly traded stock of a SVB client.

11.     Remote Connectivity/Office Space/Secretarial Support.  During the Consulting Period, SVB will provide you with: (a) remote connectivity from two residences to SVB’s computer network or (b) with mutually acceptable off-site office accommodations.  In either case above, SVB will provide you with secretarial support equivalent up to one full-time employee (i.e., one full-time secretary or two half-time secretaries).

12.     Payment of Wages Due.  You acknowledge and represent that the consideration for this Agreement is not accrued salary, wages or vacation, and is in excess of any established severance practice or policy of SVB, and you further acknowledge that California Labor Code Section 206.5 is not applicable to this Agreement or to the parties hereto.  That section provides in pertinent part:

          No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

13.     No Reliance on Representations.  SVB and you represent that each has had the opportunity to consult with an attorney, and has carefully read and understand the scope and effect of the provisions of this Agreement.  In entering into this Agreement, SVB and you each rely upon their own judgement and have not been influenced by any statement made by the other or by any person representing or employed by the other.  You do not waive rights or claims that arise after the effective date of this Agreement as set forth in Paragraph 14 below.  You acknowledge that you were given a period of at least twenty-one (21) days within which to consider this Agreement and that you have specifically been advised to consult with an attorney before executing it.  In executing this Agreement, you waive said twenty-one (21) day consideration period. To the extent that you have taken less than twenty-one (21) days to consider this Agreement, you acknowledge that you are entering into this Agreement voluntarily and with knowledge of and a full understanding of its terms.

14.     Revocability/Effective Date of this Agreement.  For seven (7) days following the execution of this Agreement, you may revoke it by submitting written notice of such revocation to SVB on or before the 7th day following the date of this Agreement.  This Agreement shall become effective or enforceable on the eighth (8th) calendar day after you have signed this Agreement.

15.     Insider.  During the Consulting Period, you shall be deemed an “insider” for purposes of compliance with SVB’s Insider Trading Policy, as long as you remain a member of SVB’s Boards of Directors.  You shall also continue to be bound by applicable provisions of federal and state securities laws, including, without limitation, such laws prohibiting trading in Silicon Valley Bancshares’ stock while you are then in possession of material non-public information.

16.     Non-Solicitation.  During the Consulting Period and for two (2) years from the termination of the Consulting Period, you shall not directly, or indirectly, cause any party to solicit (other than through a general solicitation not directed to SVB personnel), offer, engage, or employ either as an employee or independent contractor, any employee of SVB without the prior written approval of SVB.  This section will not apply if SVB personnel solicit employment from you (without you first soliciting them).

17.     Headings.  The various headings of this Agreement are inserted for convenience only and shall not be deemed a part of, or in any manner affect, this Agreement or any provision thereof.

18.     Governing Law.  This Agreement shall be governed by the laws of the State of California.

19.     Materiality.  This Agreement would not have been agreed upon but for the inclusion of each and every one of its conditions.

20.     Voluntary Execution of this Agreement.  You agree you have executed this Agreement voluntarily and without any duress or undue influence on the part of or on behalf of SVB with the full intent of releasing all claims.  You acknowledge that: (a) you have read this Agreement; (b) you have been given a reasonable period of time to consider the legal effects of this Agreement; (c) you have been given the opportunity to be represented in the preparation, negotiation, and execution of this Agreement by legal counsel of your own choice; (d) you understand the terms and consequences of this Agreement and of the releases it contains; and (e) you are fully aware of the legal and binding effects of this Agreement.

21.     Successors.  This Agreement and the respective rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives.  This provision, with respect to your right of successorship, shall, however, inure only to the benefit of your estate, executor, administrator, and heirs. You may assign the economic benefits conferred by this Agreement to a trust.  SVB makes no representations or warranties involving the tax implications of making such an assignment, and recommends that you consult your personal tax and legal advisors.

22.     Notices.  Any notices will be written and delivered by:  (i) personal delivery; (ii) overnight courier;  (iii) telecopy or facsimile transmission with acknowledgment of receipt; or (iv) certified or registered mail, return receipt requested.

23.     Severability.  If any provision of this Agreement is illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions continue.

24.     Waiver.  Waiver by SVB of a breach of this Agreement is not a waiver of any other breach.

25.     Entire Agreement.  This is the entire Agreement (including Exhibit A attached hereto) between the parties on this subject and supersedes all prior and contemporaneous understandings and agreements, whether oral or written.  This Agreement may only be modified in writing signed by you and SVB.

26.     Indemnity.  You will indemnify and hold harmless SVB against all liability to third parties (other than liability solely the fault of SVB) arising from or in connection with this Agreement.

27.     Arbitration.  Any dispute between the parties arising out of or in connection with this Agreement shall be submitted to binding arbitration in Santa Clara County, California in accordance with the Commercial Rules of the American Arbitration Association and pursuant to then prevailing California law.  The award shall be final and binding upon the parties and judgment for such award may be entered in any court having jurisdiction.

28.     Costs and Attorneys’ Fees.  Should any action be brought to enforce any of the rights or obligations set forth in this Agreement, the prevailing party shall be entitled to recover all costs and expenses incurred in the prosecution or defense of that action, including attorneys’ fees.

John, let me take this opportunity to thank you for your outstanding years of service to SVB.  We look forward to continuing to work with you.

Sincerely,

SILICON VALLEY BANCSHARES

Daniel J. Kelleher
Chairman of the Board of Directors

Agreed and Accepted

by: ________________________
John C. Dean

Exhibit A

EMPLOYEE AGREEMENT AND RELEASE

          Except as otherwise set forth in this Agreement, effective on May 1, 2001 and for any claims pending on that date, I hereby release, acquit and forever discharge Silicon Valley Bancshares and Silicon Valley Bank (collectively, the “Company”), its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

          I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended.  I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I have been advised hereby that I have the right to consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (d) I have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by me, provided that the Company has also executed this Agreement by that date (“Effective Date”).

          I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

By:
John C. Dean

Date: